Exhibit 3.10

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LEGACY RESERVES OPERATING LP

This Certificate of Limited Partnership of Legacy Reserves Operating LP (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), by Legacy Reserves Operating GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.  The General Partner DOES HEREBY CERTIFY as follows:

1.                                      The name of the limited partnership is Legacy Reserves Operating LP.

2.                                      The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent of the Partnership required to be maintained by Section 17-104 of the Act at such address are as follows:

Name and Address of Registered Agent	Address of Registered Office

Capitol Services, Inc. 615 South Dupont Highway Dover, Delaware 19901	615 South Dupont Highway Dover, Delaware 19901

3.                                      The name and business address of the General Partner are as follows:

Legacy Reserves Operating GP LLC

303 West Wall Street, Suite 1500

Midland, Texas 79701

IN WITNESS WHEREOF, the General Partner has executed this Certificate of Limited Partnership as of the 19th day of January, 2006.

GENERAL PARTNER

LEGACY RESERVES OPERATING GP LLC

By:	/s/ Steven H. Pruett
Name:	Steven H. Pruett
Title:	President